EXHIBIT 10.1
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.
OREGON DIVISION OF FINANCE AND CORPORATE SECURITIES
SALEM, OREGON

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In the Matter of COLUMBIA RIVER BANK THE DALLES, OREGON (INSURED STATE NONMEMBER BANK)	) ) ) ) ) ) )	ORDER TO CEASE AND DESIST Docket FDIC-08-360b

     Columbia River Bank, The Dalles, Oregon (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and Oregon Revised Statutes, § 706.580(2), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”), and with counsel for the Oregon Division of Finance and Corporate Securities (“DFCS”), dated February 3 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the DFCS.

     The FDIC and the DFCS considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices. The FDIC and the DFCS, therefore, accepted the CONSENT AGREEMENT and issued the following:
ORDER TO CEASE AND DESIST
     IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices, as more fully set forth in the FDIC Report of Examination (“ROE”) dated August 18, 2008:
     (a) operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;
     (b) operating with a board of directors which has failed to provide adequate supervision over and direction to the active management of the Bank;
     (c) operating with inadequate capital in relation to the kind and quality of assets held by the Bank;
     (d) operating with an inadequate loan valuation reserve;
     (e) operating with a large volume of poor quality loans;
     (f) operating in such a manner as to produce operating losses;
     (g) operating with inadequate provisions for liquidity;
     (h) operating in violation of the following laws and/or regulations:
          (A) Part 323 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 323, relating to the requirement to obtain and maintain current appraisals on collateral serving as security for real estate secured loans;

          (B) Section 329.2 of the FDIC’s Rules and Regulations, 12 C.F.R. § 329.2, relating to the prohibition on payment of interest on demand deposits;
          (C) Part 363 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 363, relating to the requirement to submit an annual report to the FDIC within 90 days after the end of the Bank’s fiscal year;
          (D) Part 364 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 364, relating to the Interagency Guidelines Establishing Standards for Safety and Soundness; and
          (E) Section 707.415 of the Oregon Revised Statutes, ORS 707.415, relating to the requirement to report the declaration of a dividend; and
     (i) operating in contravention of Appendix A to Part 365 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 365, Appendix A, relating to loan to value guidelines for real estate lending activities.
     IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:
     1. The Bank shall have and retain qualified management.
          (a) Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include a chief executive officer with proven ability in managing a bank of comparable size, and experience in upgrading a low quality loan portfolio, improving earnings, and other matters needing particular attention. Management shall also include a senior lending officer with significant appropriate lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio, and a chief financial officer with proven ability in all aspects of financial management. Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER.
          (b) The qualifications of management shall be assessed on its ability to:
               (i) comply with the requirements of this ORDER;
               (ii) operate the Bank in a safe and sound manner;
               (iii) comply with applicable laws and regulations; and
               (iv) restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.
          (c) During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the Administrator of the Oregon Division of Finance and Corporate Securities (“Administrator”) in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a senior executive officer. The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed.
          (d) Within 60 days after the effective date of this ORDER, the Bank’s Board shall obtain an independent study of the management and personnel structure of the Bank to determine whether additional personnel are needed for the safe and profitable operation of the Bank. Such a study shall include, at a minimum, a review of the duties, responsibilities, qualifications, and remuneration of the Bank’s officers. The Bank shall formulate and a plan to implement the recommendations of the study. The plan shall be acceptable to the Regional Director and the Administrator as determined at subsequent examinations.

     2. Within 30 days from the effective date of this ORDER, the Bank’s Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; liquidity monitoring and forecast, operating policies; and individual committee actions. The Bank’s Board minutes shall document these reviews and approvals, including the names of any dissenting directors.
     3.  (a) Within 90 days from the effective date of this ORDER, the Bank shall have and thereafter maintain Tier 1 capital in such an amount as to equal or exceed 10 percent of the Bank’s total assets (“Leverage Capital Ratio”).
          (b) Within 60 days from the effective date of this ORDER, the Bank shall develop and adopt a plan to meet and thereafter maintain the minimum risk-based capital requirements for a “Well Capitalized” bank as described in the FDIC’s Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, Appendix A. The Plan shall be in a form and manner acceptable to the Regional Director as determined at subsequent examinations.
          (c) The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Regional Director and the Administrator as determined at subsequent examinations and/or visitations.

          (d) Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3(a) of this ORDER may be accomplished by the following:
                    (i) the sale of common stock; or
                    (ii) the sale of noncumulative perpetual preferred stock; or
                    (iii) the direct contribution of cash by the Bank’s Board, shareholders, and/or parent holding company; or
                    (iv) any other means acceptable to the Regional Director and the Administrator; or
                    (v) any combination of the above means.
Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3(a) of this ORDER may not be accomplished through a deduction from the Bank’s allowance for loan and lease losses.
          (e) If all or part of the increase in Tier 1 capital required by Paragraph 3(a) of this ORDER is accomplished by the sale of new securities, the Bank’s Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than 15 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Registration and Disclosure Unit, Washington, D.C. 20429, for review. Any changes requested to be made in the plan or materials by the FDIC shall be made prior to their dissemination. If the increase in Tier 1 capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Regional Director and the Administrator for prior approval.
          (f) In complying with the provisions of Paragraph 3(a) of this ORDER, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.
          (g) For the purposes of this ORDER, the terms “Tier 1 capital” and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x).
     4.  (a) Within 30 days from the effective date of this ORDER, the Bank shall increase the allowance for loan and lease losses that it maintained as of the date of the ROE by $25,000,000, and shall thereafter maintain an adequate allowance for loan and lease losses.
          (b) Additionally, within 30 days from the effective date of this ORDER, the Bank’s Board shall revise, adopt and implement its existing policy for determining the adequacy of the allowance for loan and lease losses to include an assessment of market conditions. The

Bank’s policy shall otherwise continue to provide for a comprehensive determination of the adequacy of its allowance for loan and lease losses. For the purpose of this determination, the adequacy of the reserve shall be determined after the charge-off of all loans or other items classified “Loss.” The policy shall provide for a review of the allowance at least once each calendar quarter. Said review should be completed at least 10 days prior to the end of each quarter, in order that the findings of the Bank’s Board with respect to the loan and lease loss allowance may be properly reported in the quarterly Reports of Condition and Income. The review should focus on the results of the Bank’s internal loan review, loan loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the allowance shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings. The minutes of the Bank’s Board meeting at which such review is undertaken shall indicate the results of the review. Upon completion of the review, the Bank shall increase and maintain its allowance for loan and lease losses consistent with the allowance for loan and lease loss policy established. Such policy and its implementation shall be satisfactory to the Regional Director and the Administrator as determined at subsequent examinations and/or visitations.
     5.  (a) Within 30 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets classified “Loss” and one-half of the assets classified “Doubtful” in the ROE dated August 18, 2008 that have not been previously collected or charged off. Elimination of these assets through proceeds of other loans made by the Bank to existing classified borrowers is not considered collection for the purpose of this paragraph.

          (b) Within 120 days from the effective date of this ORDER, the Bank shall have reduced the assets classified “Substandard” and “Doubtful” in the ROE dated August 18, 2008, that have not previously been charged off to not more than 75 percent of capital.
          (c) The requirements of Subparagraphs 5(a) and 5(b) of this ORDER are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank to existing classified borrowers is not considered collection for the purpose of this paragraph. As used in Subparagraphs 5(b) and 5(c) the word “reduce” means:
                    (i) to collect;
                    (ii) to charge-off; or
                    (iii) to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the FDIC.
          (d) Within 60 days from the effective date of this ORDER, the Bank shall develop written asset disposition plans for each classified asset greater than $1,000,000. The plans shall be reviewed and approved by the Bank’s Board and acceptable to the Regional Director and the Administrator as determined at subsequent examinations.
          (e) Within 60 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan for the reduction and collection of delinquent loans. The plan shall be acceptable to the Regional Director and the Administrator as determined at subsequent examinations.
     6.  (a) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” and is uncollected. Subparagraph 6(a) of this ORDER shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board Statement Number 15 (“FASB 15”).
          (b) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard” and “Doubtful” without the prior approval of a majority of the Bank’s Board or the loan committee of the Bank.
          (c) The loan committee or Bank’s Board shall not approve any extension of credit, or additional credit to a borrower in Paragraph (b) above without first collecting in cash all past due interest.
     7. Within 60 days from the effective date of this ORDER, the Bank shall develop a written plan, approved by its Board and acceptable to the Regional Director and the Administrator for systematically reducing the amount of loans or other extensions of credit advanced, directly or indirectly, to or for the benefit of, any borrowers in the “Commercial Real Estate” Concentration, as more fully set forth in the ROE dated August 18, 2008. Such plan shall address compliance with the provisions of the Financial Institution Letter entitled “Commercial Real Estate Lending, Joint Guidance”, FIL-104-2006.
     8. Within 60 days of the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the administrator a written three-year strategic plan. Such plan shall include specific goals for the dollar volume of total loans, total investment securities, and total deposits as of December 31, 2009, December 31, 2010, and December 31, 2011. For

each time frame, the plan will also specify the anticipated average maturity and average yield on loans and securities; the average maturity and average cost of deposits; the level of earning assets as a percentage of total assets; and the ratio of net interest income to average earning assets. The plan shall be in a form and manner acceptable to the Regional Director and the Administrator as determined at subsequent examinations and/or visitations.
     9. Within 60 days from the effective date of this ORDER, the Bank shall formulate and implement a written profit plan. This plan shall be forwarded to the Regional Director and the Administrator for review and comment and shall address, at a minimum, the following:
          (a) goals and strategies for improving and sustaining the earnings of the Bank, including:
                    (i) an identification of the major areas in, and means by which, the Bank’s Board will seek to improve the Bank’s operating performance;
                    (ii) realistic and comprehensive budgets;
                    (iii) a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections; and
                    (iv) a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components.
          (b) coordination of the Bank’s loan, investment, and operating policies, and budget and profit planning, with the funds management policy.
     10. Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law, as more fully set forth in the ROE dated August 18, 2008. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

     11.  (a) Within 30 days from the effective date of this ORDER, the Bank shall develop or revise, adopt, and implement a written liquidity and funds management policy, which policy shall include provisions to reduce the Bank’s reliance on non-core funding sources. Such policy and its implementation shall be in a form and manner acceptable to the Regional Director and the Administrator as determined at subsequent examinations and/or visitations.
            (b) Within 30 days from the effective date of this ORDER, the Bank’s Board shall develop policies and plans for maintaining the level of liquid assets at 15 percent of total assets. Policies and plans shall provide for ongoing daily and monthly monitoring of liquidity and be in a form and manner acceptable to the Regional Director and the Administrator as determined at subsequent examinations and/or visitations.
     12. The Bank shall not pay cash dividends without the prior written consent of the Regional Director and the Administrator.
     13. Within 30 days of the end of the first quarter, following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Administrator detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Report of Condition and the Bank’s Report of Income. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Administrator have released the Bank in writing from making further reports.
     14. Following the effective date of this ORDER, the Bank shall send to its shareholder(s) or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, at least 15 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.
     This ORDER will become effective upon its issuance by the FDIC and the DFCS. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the DFCS.
     Pursuant to delegated authority.
     Dated at San Francisco, California, this 9th day of February, 2009.

/s/ Stan Ivie
Stan Ivie
Regional Director Division of Supervision and Consumer Protection San Francisco Region Federal Deposit Insurance Corporation

Dated at Vancouver, Washington, this 3rd day of February, 2009.

/s/ David C. Tatman
David C. Tatman
Administrator Division of Finance and Corporate Securities